UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 10, 2004

BANK OF HAWAII CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware	1-6887	99-0148992
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

130 Merchant Street, Honolulu, Hawaii		96813
(Address of principal executive offices)		(Zip Code)

(808) 537-8430

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01 — Entry into a Material Definitive Agreement

Amendment of Executive Incentive Plan. On December 10, 2004, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Bank of Hawaii Corporation (the “Company”) approved the amendment of the Bank of Hawaii Corporation Executive Incentive Plan (the “EIP”).  The EIP, which was established by the Board and approved by the Company’s stockholders in 1999, is an incentive compensation plan administered by the Committee that provides for awards to eligible officers and other employees that are contingent upon the financial performance of the Company.  The EIP was so amended to designate the EIP as a subplan of the Bank of Hawaii Corporation 2004 Stock and Incentive Plan (the “2004 Plan”), so that awards under the EIP will constitute awards under the 2004 Plan.

Establishment of 2005 Incentive Pool and Contingent Awards. On December 10, 2004, the Committee determined that, for 2005, the total awards under the EIP to participants who are named executive officers are limited to a maximum of 2.0% of the Company’s consolidated net income before taxes for that year (the “2005 Incentive Pool”).  The Committee also granted contingent awards for 2005 to the named executive officers, each award being limited to a specified maximum percentage of the 2005 Incentive Pool (the “Incentive Pool Percentage”).  The purpose of setting these limits is to meet the performance-based compensation exception to the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code of 1986.  Payments of any final award to a named executive officer under the EIP will be conditioned on the determination by the Committee that the payment is in accordance with the applicable limits (including the overriding limitation that the maximum aggregate payout for contingent awards in 2005 to any participant is $2 million).  The final award may be conditioned on additional individual and financial performance criteria that may be determined by the Committee.  Incentive Pool Percentages are not “targets,” and, as may be determined by the Committee, final awards to the named executive officers for 2005 maybe less than the maximums permitted by such percentages.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2004	BANK OF HAWAII CORPORATION

	By:	/s/ Allan R. Landon
Allan R. Landon
Chairman, Chief Executive Officer
and President